May 22, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS APRIL 2024 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for April 2024, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration increased 13% over the prior year driven by market appreciation and solid advisor retention and recruiting across our multiple affiliation options. However, client assets decreased compared to the preceding month resulting primarily from declines in the equity markets,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program balances grew 8% year-over-year but declined 3% compared to the preceding month primarily due to quarterly fee billings and tax payments. While the investment banking pipeline is healthy, the timing of closings remains unpredictable.”

Operating Data

	As of			% change from
$ in billions	April 30, 2024	April 30, 2023	March 31, 2024	April 30, 2023	March 31, 2024
Client assets under administration	$1,409.5	$1,246.3	$1,449.1	13%	(3)%
Private Client Group assets under administration	$1,350.2	$1,192.0	$1,388.8	13%	(3)%
Private Client Group assets in fee-based accounts	$776.6	$671.7	$798.8	16%	(3)%
Financial assets under management	$219.1	$195.3	$226.8	12%	(3)%

Bank loans, net	$44.5	$43.5	$44.1	2%	1%

Clients' domestic cash sweep and Enhanced Savings Program balances	$56.4	$52.0	$58.2	8%	(3)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,800 financial advisors. Total client assets are $1.41 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.